SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

     Filed by the Registrant                      [ X ]

     Filed by a Party other than the Registrant   [   ]

     Check the appropriate box:

     [   ]     Preliminary Proxy Statement

     [   ]     Confidential, for Use of the Commission Only (as
               permitted by Rule 14a-6(e)(2))

     [ X ]     Definitive Proxy Statement

     [   ]     Definitive Additional Materials

     [   ]     Soliciting Material Pursuant to _240.14a-11(c) or
               _240.14a-12

                              DATARAM CORP.

              (Name of Registrant as Specified In Its Charter)

                                   --


     Payment of Filing Fee (Check the appropriate box):

     [ X ]     No fee required.

     [   ]     Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11

               1) Title of each class of securities to which transaction applies:

                   _______________________________________________________

               2) Aggregate number of securities to which transaction applies:


                   _______________________________________________________




               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                   _______________________________________________________

               4)  Proposed maximum aggregate value of transaction:


                   _______________________________________________________

               5)  Total fee paid:


                   _______________________________________________________

          [   ]    Fee paid previously with preliminary materials

          [   ]    Check box if any part of the fee is offset as provided
                   by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
                   Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)  Amount Previously Paid:

                   _______________________________________________________

               2)  Form, Schedule or Registration Statement No.:


                   _______________________________________________________

               3)  Filing Party:


                   _______________________________________________________

               4)  Date Filed:


                   _______________________________________________________








                       DATARAM CORPORATION
                     A New Jersey Corporation

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 to be held on September 12, 2001



TO THE SHAREHOLDERS OF DATARAM CORPORATION:

      The Annual Meeting of the Shareholders of DATARAM
CORPORATION (the "Company") will be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West
Windsor, New Jersey, on Wednesday, September 12, 2001 at 2:00 p.m., for the following purposes:

     (1) To elect five (5) directors of the Company to serve until the next succeeding Annual Meeting of Shareholders and until their successors have been elected and have been qualified.

     (2)  To approve the 2001 Stock Option Plan.

     (3) To ratify the selection of KPMG LLP as the independent certified public accountants of the Company for the fiscal year ending April 30, 2002.

     (4) To transact such other business as may properly come before the meeting or any adjournments.

     Only shareholders of record at the close of business on the 27th day of July 2001 are entitled to notice of and to vote at this meeting.

                              By order of the Board of Directors

                                                Thomas J. Bitar,
                                                       Secretary

August 3, 2001

The Company's 2001 Annual Report is enclosed.

  PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY
       IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.



                             [LOGO]




                       DATARAM CORPORATION


                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS
                       SEPTEMBER 12, 2001


     This Proxy Statement is furnished by DATARAM CORPORATION (the "Company"), which has a mailing address for its principal executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528, in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey on Wednesday, September 12, 2001 at 2:00 p.m. The close of business on July 27, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. This Proxy Statement was mailed to shareholders on or about August 3, 2001.


                          VOTING RIGHTS

     On July 27, 2001, there were outstanding and entitled to vote 8,538,119 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock owned on the record date. Shareholders may revoke executed proxies at any time before they are voted by filing a written notice of revocation with the secretary of the Company. Where a choice has been specified in the proxy, the shares will be voted as directed.

     With respect to each matter to be voted upon, a vote of a majority of the number of shares voting is required for approval. Abstentions and proxies submitted by brokers with a "not voted" direction will not be counted as votes cast with respect to each matter to be voted upon. With respect to the election of directors; they are elected by a plurality of the number of votes cast.


                EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information concerning each of the Company's executive officers:

Name                    Age     Positions with the Company
____                    ___     __________________________

Robert V. Tarantino      58     Chairman of the Board of
                                Directors, President and Chief
                                Executive Officer

Jeffrey H. Duncan        51     Vice President - Manufacturing
                                and Engineering

Mark E. Maddocks         49     Vice President - Finance and
                                Chief Financial Officer

Hugh F. Tucker           48     Vice President - Sales

Mark R. Bresky           53     Vice President - Information
                                Technology

     Robert V. Tarantino has been employed by the Company since
1970. He has served as President and Chief Executive Officer since 1986. In 1998, he was elected Chairman of the Board of Directors.

                               1


     Jeffrey H. Duncan has been employed by the Company since
1974. In 1990, he became Vice President - Engineering. Since
1995, he served as Vice President - Manufacturing and
Engineering.

     Mark E. Maddocks has been employed by the Company since
1978. In 1986 he became Controller. Since 1996 he has served as Vice President - Finance and Chief Financial Officer.

     Hugh F. Tucker has been employed by the Company since 1983, initially as Western Regional Sales Manager. In 1995 he became
Director of Sales and Marketing. Since 1996 he has served as Vice President - Sales.

     Mark R. Bresky has been employed by the Company since 1992, initially as Manager of Information Technology. In 1995 he became Director of Information Technology. Since June of 2000 he has served as Vice President - Information Technology.


                      ELECTION OF DIRECTORS

     Five (5) directors will be elected at the Annual Meeting of Shareholders by the vote of a plurality of the shares of Common Stock represented at such meeting. Unless otherwise indicated by the shareholder, the accompanying proxy will be voted for the election of the five (5) persons named under the heading "Nominees for Directors." Although the Company knows of no reason why any nominee could not serve as a director, if any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee.


                     NOMINEES FOR DIRECTORS

     The term of office for each director will expire at the next Annual Meeting of Shareholders and when the director's successor shall have been elected and duly qualified. Each nominee is a member of the present Board of Directors and has been elected by shareholders at prior meetings.

          Name of Nominee               Age
          _______________               ___

          Robert V. Tarantino           58

          Richard Holzman               67

          Thomas A. Majewski            49

          Bernard L. Riley              71

          Roger C. Cady                 63

     Mr. Tarantino is an executive officer of the Company. Mr.
Tarantino has been a Director since 1981 and Chairman of the Board of Directors since 1998.

     Richard Holzman has been retired since August of 1995. From January of 1994 until August of 1995, he had been Vice-President of Optika Imaging Systems. Prior to that, and for more than five years, he had served as President of Teamworks Technologies, Inc., a software development company. Mr. Holzman has been a Director since 1978.

     Thomas A. Majewski has been a principal in Walden, Inc., a computer consulting and technologies venture capital firm, since 1990. Prior to 1990, he had been Chief Financial Officer of Custom Living Homes & Communities, Inc., a developer of residential housing. Mr. Majewski has been a Director since 1990.

     Bernard L. Riley retired as Executive Vice President and
Chief Financial Officer of the Company in December of 1995. He had been employed by the Company since 1992. His business career included thirty years with

                               2


International Paper with senior responsibilities in both finance and general management before taking early retirement in 1985. At that time, he was Vice President - Logistics. Thereafter, he served for four years as Vice President, Finance and as a director of Emcore Corporation, a semiconductor equipment manufacturer. During the two years immediately prior to joining Dataram, he was a management consultant. Mr. Riley has been a Director since 1995.

     Roger C. Cady is a founder and principal of Arcadia Associates, a strategic consulting and mergers and acquisitions advisory firm. Prior to that he was employed as Vice President of Business Development for Dynatech Corporation, a diversified communications equipment manufacturer. Before joining Dynatech he was a strategic management consultant for eight years. His business career has included 16 years in various engineering, marketing and management responsibilities as a Vice President of Digital Equipment Corporation, and President of two early stage startup companies. Mr. Cady has been a Director since 1996.


                 SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by certain owners known by the Company to beneficially own in excess of 5% of the Common Stock, each director of the Company, each named executive officer and all directors and executive officers collectively, as of July 27, 2001. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power. No other person or group is known to beneficially own in excess of five percent (5%) of the Common Stock.

       Name of                Amount and             Percent
       Beneficial             Nature of                of
       Owner                  Beneficial Ownership   Class(1)
       ___________________    ____________________   ________

       Robert V. Tarantino     1,018,568(2)             11.7%

       Richard Holzman            32,880(3)               *

       Thomas A. Majewski         83,000(4)               *

       Bernard L. Riley           32,500(3)               *

       Roger C. Cady              64,700                  *

       Jeffrey H. Duncan         318,624(5)              3.6%

       Mark E. Maddocks          168,798(6)              2.0%

       Hugh F. Tucker            198,655(7)              2.3%

       Mark Bresky                15,712(8)               *

       Directors and           1,933,437(9)             20.9%
       executive officers
       as a group (9 persons)

______________
(1) On July 27, 2001, 8,538,119 shares were outstanding.

(2) Of this amount, 17,100 shares are held by Mr. Tarantino's wife and 180,000 shares may be acquired by the exercise of options held. Mr. Tarantino's address is 186 Princeton Road
(Route 571), West Windsor, New Jersey 08550.

(3) Of this amount, 22,500 shares may be acquired by the exercise of options held.

(4) Of this amount, 67,500 shares may be acquired by the exercise of options held.

(5) Of this amount, 315,000 shares may be acquired by the exercise of options held.

(6) Of this amount, 6,000 shares are held by Mr. Maddocks' wife and 51,000 shares may be acquired by the exercise of options held.
                              3


(7) Of this amount, 54,000 shares may be acquired by the exercise of options held.

(8) Of this amount, 15,000 shares may be acquired by the exercise of options held.

(9) Of this amount, 609,000 shares may be acquired by the exercise of options held by executive officers, and 112,500 shares may be acquired by exercise of options held by outside directors.


*    Less than 1%.


                                EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid for the fiscal years ended
April 30, 1999, 2000 and 2001 to the Company's Chief Executive Officer and the next four most highly compensated executive officers.

                                              Summary Compensation Table

                                       Annual Compensation        Long Term Compensation
                                   ___________________________    ______________________

                                                        Other
Name and                                                Annual     Stock      Other
Principal                   Fiscal                      Compen-    Options    Compen-
Position                    Year     Salary     Bonus   sation     Awarded    sation(1)
___________                 _____   _______    ______   ______     _______    _________
Robert V. Tarantino         2001    310,050   160,000     --         --        17,510
Chairman of the Board,      2000    284,850   206,250     --         --        16,500
President and Chief         1999    274,800   198,750     --         --        15,885
Executive Officer

Jeffrey H. Duncan           2001    189,138    70,000     --         --        10,578
Vice President - Manu-      2000    180,410    85,280     --         --        10,234
facturing and Engineering   1999    173,800    82,000     --         --         9,810

Mark E. Maddocks            2001    191,426    70,000     --         --        10,598
Vice President - Finance,   2000    176,250    83,200     --         --         9,984
Chief Financial Officer     1999    169,800    80,000     --         --         5,539

Hugh F. Tucker              2001    206,610    70,000     --         --        11,600
Vice President - Sales      2000    197,050    93,600     --         --        11,232
                            1999    189,800    90,000     --         --         7,677

Mark Bresky                 2001    135,050    27,000     --         --         5,207
Vice President -            2000    106,050    30,000     --         --         4,680
Information Technology      1999    102,000    17,570     --         --         4,492



________

(1) Payments by the Company to a plan trustee under the Company's Savings and Investment Retirement Plan, a 401(k) plan. The Company does not have a pension plan.


                                     4


No options were granted to executive officers in the fiscal year ended April 30, 2001. The following table provides information concerning option exercises by named executive officers during the fiscal year ended April 30, 2001 and the number and value of the named executive officers' unexercised options at fiscal year end:

          Option Exercises and Values at April 30, 2001
                                                                                 Value of
                                                                                Unexercised
                                                              Number of         In-the-Money
                                                             Options at         Options at
                                                            April 30, 2001     April 30, 2001
                                                            ______________     ______________

                        Shares acquired   Value             Exercisable/       Exercisable/
        Name              on exercise     Received          Unexercisable     Unexercisable ($)
        ____              ___________     _________         _____________     _________________

Robert V. Tarantino       90,000          1,729,333         180,000           1,164,150
                                                            120,000             776,100

Jeffrey H. Duncan           --                              300,000           2,035,375
                                                             75,000             492,563

Mark E. Maddocks          15,000            381,150          30,000             207,525
                                                             27,000             182,123

Hugh F. Tucker            18,000            531,188          27,000             188,123
                                                             27,000             188,123

Mark R. Bresky            15,000            366,078          12,600              89,603
                                                              2,400              16,722








                                     5


                        PERFORMANCE GRAPH

      COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURN*
  AMONG DATARAM CORPORATION, THE S&P 500 INDEX AND A PEER GROUP



[The chart is a three-line graph of dollars versus dates having the following data points:

                         4/96   4/97   4/98   4/99   4/00   4/01
                         ____   ____   ____   ____   ____   ____

        Dataram          100    147    201    248    1045   469

        Peer Group**     100    103     81     49      53    26

        S&P 500          100    125    177    215     237   206  ]



*$100 invested on 4/30/96 in stock or index including reinvestment of dividends, fiscal year ending April 30.

**Standard Industrial Code Peer Group includes the following companies:
Ciprico, Inc.; Constellation 3D inc.: Dot Hill Systems Corp; Dataram Corp.; Drexler Technology Corp.; Exabyte Corp.; Iomega Corp.; Komag Inc.: M Sys Flash Disk Pioneers Ltd.: MTI Technology Corp.; Network Engines, Inc.; Overland Data, Inc.; Procom Technology, Inc.; Storage Computer Corp.; and Western Digital Corp.

                                     6



Employment Agreement. As of May 1, 1997, Robert V. Tarantino entered into an Employment Agreement with the Company. The Employment Agreement is scheduled to expire on April 30, 2002. If not terminated at that time it continues on a year to year basis until terminated by one of the parties. It provides for a current base compensation of $300,000 subject to annual review by the Board of Directors. In addition Mr. Tarantino will receive a bonus based upon a formula which shall be reviewed and approved annually by the Board of Directors (See "Report of the Compensation and Stock Option Committee of the Board of Directors on Executive Compensation-Bonuses). The Employment Agreement may be terminated by the Company for cause and expires upon the death, or six months after the onset of the disability, of the executive. In the event of termination within a year of a change of control, Mr. Tarantino is entitled to damages for the breach of the Employment Agreement or, if greater, one year's base salary plus three months additional salary at the then current rate for each year of the Agreement in which the pre-tax operating profits shall have exceeded 110% of the greater of the prior year's actual pre-tax operating profit or a minimum base pre-tax operating profit. The Employment Agreement contains terms concerning confidentiality, assignment and disclosure of inventions and post-employment restrictions on competition.

Compensation Committee Interlocks and Insider Participation. The Securities and Exchange Commission rules regarding disclosure of executive compensation require proxy statement disclosure of specified information regarding certain relationships of members of the Company's Board of Directors with the Company or certain other entities. None of the members of the Corporation's Board of Directors has a relationship requiring such disclosure.


      REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
       OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's compensation policies applicable to its executive officers are administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors. These policies are designed to enhance the overall strength and financial performance of the Company by aligning the financial interests of the Company's executive officers with those of its stockholders.

     The three primary components of executive compensation are base salaries, bonuses and stock option grants. The Committee determines the base salary, bonus amount and stock option grants for the President and Chief Executive Officer. The Committee reviews and gives final approval to the President and Chief Executive Officer's recommendations for base salaries, bonus and stock option grants for all other executives.

Base Salary

     The Committee considered the financial performance of the Company, reviewed a survey of executive salaries for computer and computer products companies (compiled by the American Electronics Association) and determined the base salary for the President and Chief Executive Officer, Robert V. Tarantino.

     Base salaries for other executive officers for the fiscal year ended April 30, 2001 were determined by the President and Chief Executive Officer.

Bonuses

     The Committee reviewed and gave final approval for a bonus plan for the President and Chief Executive Officer and for other executive officers. This bonus plan, similar to plans adopted in prior years, is based on a distribution of a percentage (approximately 3% this year) of pre-tax operating profits based on meeting or exceeding stated objectives.

Stock Option Plan

     The value to each executive officer of stock option grants is tied directly to stock price performance. The Committee grants options under the stockholder approved option plan at an exercise price equal to the market price of the Common Stock at the date of grant. If at an option's expiration date there has been no appreciation in the market price for the Company's Common Stock, the option will not then have any value.

                                     7


     Grants are made to executive officers based on salary, responsibility and performance of the individual officer. The Committee believes that options are important to better align the financial interests of executive officers with those of shareholders in general. Each option granted was a ten-year option with a deferred vesting provision of five years.

             Compensation and Stock Option Committee

                 Richard Holzman
                 Thomas A. Majewski
                 Roger C. Cady
                 Bernard L. Riley


THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY AGENTS NAMED THEREON INTEND SO TO VOTE.


               APPROVAL OF 2001 STOCK OPTION PLAN


GENERAL

    In 1992, our Board of Directors adopted the Dataram Corporation 1992 Incentive and Non-Statutory Stock Option Plan (as amended, the "1992 Plan"). The 1992 Plan allowed the grant of a total of 2,850,000 shares of Common Stock (on a post-split basis) pursuant to stock options. As of July 16, 2001, options for 115,400 shares that were authorized for grant under the 1992 Plan remain available for grant.

     The Board of Directors, acting on the recommendation of the Compensation and Stock Option Committee, unanimously adopted the 2001 Dataram Corporation Stock Option Plan (the 2001 Plan). This adoption is subject to the approval of shareholder at the Annual Meeting. The Board of Directors recommends shareholder approval of the 2001 Plan.

     Under the 2001 Plan options to purchase up to 1,800,000 shares of common stock may be granted by the Corporation to officers, employees, outside directors and consultants to the Company.

     The Board of Directors believes that, to attract and retain officers and employees of the highest caliber, provide increased incentive for such persons to strive to attain the Dataram's long-term goal of increasing shareholder value, and to continue to promote the well-being of the Company, it is in the best interests of the Company and its shareholders to provide officers and employees of the Company, as well as outside directors and consultants, through the granting of stock options, the opportunity to participate in the appreciation in value of the Company's Common Stock. The 1992 Plan has been effective in retaining and motivating key employees and attracting and retaining experienced and qualified individuals to work for Dataram. Accordingly, the Board of Directors believes that the proposed increase in the number of shares available for grant under the 2001 Plan is in the best interests of the Company and the shareholders.

     This proposal summarizes the essential features of the 2001 Plan. A copy of the 2001 Plan may be obtained by a shareholder without charge by writing to Vice President Finance, Dataram Corporation, P.O. Box 7528, Princeton, New Jersey 08543-7528, or the 2001 Plan may be viewed as an exhibit to the Proxy Statement filed with the Securities and Exchange Commission and available at http:\\www.sec.gov.

                                     8


DESCRIPTION OF MATERIAL FEATURES OF THE 2001 PLAN

     The purpose of the 2001 Plan is to enable us to grant stock options to eligible officers, employees, non-employee directors and consultants at levels we believe will motivate superior performance and help us attract and retain outstanding personnel. We believe that providing our key personnel with stock option incentives will enhance our long-term performance.

     The 2001 Plan will become effective upon approval by a majority of the shareholders present and voting. The 2001 Plan provides for the grant of options to purchase a total of up to 1,800,000 shares of Common Stock (subject to adjustment for certain changes in our capital, as described below under "Changes in Capital").

     ADMINISTRATION. The Compensation and Stock Option Committee (the "Committee") has the exclusive discretionary authority to operate, manage and administer the 2001 Plan in accordance with its terms. The Committee's decisions and actions concerning the 2001 Plan are final and conclusive. Within the limitations of the 2001 Plan and applicable laws and rules, the Committee may allocate or delegate its administrative responsibilities and powers under the 2001 Plan, and our Board of Directors is permitted to exercise all of the Committee's powers under the 2001 Plan.

     In addition to its other powers under the 2001 Plan described in this summary, the Committee has the following authorities and powers under the 2001 Plan in accordance with its terms:

     o to determine which eligible employees, officers, directors and/or consultants will receive options under the 2001 Plan and the number of shares of Common Stock covered by each such option;

     o to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the 2001
        Plan;

     o to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the 2001 Plan, or applicable to options granted under the 2001 Plan;

     o to accelerate the vesting or exercisability of options granted under the 2001 Plan;

     o to offer to buy out outstanding options granted under the 2001 Plan;

     o to determine the form and content of the option agreements which represent options granted under the 2001 Plan;

     o  to interpret the 2001 Plan and option agreements;

     o to correct any errors, supply any omissions and reconcile any inconsistencies in the 2001 Plan and/or any option agreements; and

     o to take any actions necessary or advisable to operate and administer the 2001 Plan.

     Currently, the Committee consists of Messrs. Holzman, Majewski, Riley and Cady, each of whom is a director, but not an employee, of Dataram.

     SHARES SUBJECT TO THE 2001 PLAN; LIMITATIONS ON GRANTS OF OPTIONS. If this proposal is approved by the shareholders, a total of 1,800,000 shares of Common Stock would be available for delivery upon exercise of options granted under the 2001 Plan, subject to adjustment for certain changes in our capital (described below under "Changes in Capital"). The shares of Common Stock that may be delivered under the 2001 Plan consist of either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury shares. In addition, shares of Common Stock covered by options that terminate or are canceled before being exercised under the 2001 Plan would be available for future options grants under the 2001 Plan. If any person exercises an option under the 2001 Plan by paying the exercise price with shares of Common Stock which such person already owns, only the number of shares in excess of the shares so paid by such person will count against the total number of shares that may be delivered under the 2001

                                     9

Plan. "Incentive Stock Options" (as described below under "Terms of Options-- Types of Options") covering no more than a total of 1,800,000 shares of Common Stock may be granted under the 2001 Plan.

     PARTICIPATION. The Committee may grant options under the 2001 Plan to our officers, employees, non-employee directors and consultants, as well as those of our affiliates. Our affiliates, for purposes of the 2001 Plan, are generally entities in which we have, directly or indirectly, greater than 50 percent ownership interest, or which have a more than 50 percent direct or indirect ownership interest in us, or any other entity in which we have a material equity interest that the Committee designates as an affiliate for purposes of the 2001 Plan. Only employees of Dataram and its subsidiaries (as defined in the 2001 Plan) are eligible to receive "incentive stock options" under the 2001 Plan, however.

     All of our employees (currently approximately 385 in number), including all of our executive officers (five in number, and four non-employee directors), are eligible to receive options under the 2001 Plan. As of July 1, 2001 (the last date as of which complete data are available), outstanding options both under the 1992 Plan and outside of the 1992 Plan are held by the following named individuals and groups.

      Name and Position                      Stock Options (Number of Shares)
      -----------------                      --------------------------------
      Robert V. Tarantino, President and                     300,000 shares
         Chief Executive Officer
      Jeffrey H. Duncan, Vice President -                    375,000 shares
         Manufacturing and Engineering
      Mark E. Maddocks, Vice President - Finance              57,000 shares
         and Chief Financial Officer
      Hugh F. Tucker, Vice President - Sales                  54,000 shares
      Mark Bresky, Vice President - Information Technology    54,000 shares
      All current executive officers as a group              840,000 shares
      All current directors who are not executive
        officers as a group                                  112,500 shares
      All other employees as a group                         747,150 shares

    The individuals to whom additional options will be granted under the 2001 Plan, and the amounts of such individual grants, have not been determined, but it is anticipated that, among others, all of our present executive officers, including the individuals named in the Compensation Table, will receive additional options under the 2001 Plan.

      TERMS OF OPTIONS.

      TYPES OF OPTIONS. Additional options to be granted under the 2001 Plan will be either "incentive stock options," which are intended to receive special tax treatment under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or options other than incentive stock options (referred to as "non-qualified options"), as determined by the Committee and stated in the applicable option agreement.

     OPTION PRICE. The Committee determines the option exercise price of each option granted under the 2001 Plan at the time of grant. However, the per-share exercise price of an "incentive stock option" granted under the 2001 Plan must be at least equal to 100 percent of the fair market value of Common Stock (as defined in the 2001 Plan) on the date such incentive stock option is granted. On July 16, 2001, the fair market value of a share of Common Stock was $9.40.

     PAYMENT. The option exercise price of any options granted under the 2001 Plan may be paid in any legal manner prescribed by the Committee. The method of payment includes a "cashless exercise" program if the Committee elects to establish such a program, or use of shares of Common Stock already owned for at least six months by the person exercising an option, subject in any case to whatever conditions or limitations the Committee
                                    10


may prescribe. Any cash proceeds that we receive upon the exercise of options granted under the 2001 Plan constitute general funds of Dataram.

     EXERCISE OF OPTIONS. The Committee determines, as set forth in the applicable option agreements, the times or conditions upon which options granted under the 2001 Plan may be exercised, and any events that will cause such options to terminate. Each option granted under the 2001 Plan will expire on or before ten years following the date such option was granted. In general, options granted under the 2001 Plan also terminate when the recipient's service as a director, employee or consultant of Dataram or its affiliates terminates; however, the Committee may permit an option that has not otherwise expired to be exercised after such a termination of service as to all or part of the shares covered by such option.

     TRANSFERABILITY OF OPTIONS. Options granted under the 2001 Plan are, in general, only exercisable during the lifetime of the recipient by him or her. A deceased recipient's options are, however, transferable by will or the laws of descent and distribution or to a designated beneficiary of such recipient. The Committee may permit the recipient of a non-qualified option under the 2001 Plan to transfer such option during his or her lifetime, subject to such terms and conditions as the Committee may prescribe.

     CHANGES IN CAPITAL. In order to preserve the benefits or potential benefits intended to be made available under the 2001 Plan or outstanding options, or as otherwise necessary, the Committee may, in its discretion, make appropriate adjustments in (a) the number, class and kind of shares available under the 2001 Plan, (b) the limit on the number of shares of Common Stock that can be subject to options granted to a single recipient during a 12-month period, and (c) the number, class, kind and price of shares under each outstanding option, in the event of changes in our outstanding common stock resulting from certain changes in our corporate structure or capitalization, such as the payment of a stock dividend, a stock split, a recapitalization, reorganization, merger or consolidation (whether or not Dataram is the surviving corporation), a spin-off, liquidation or other substantial distribution of assets or the issuance of our stock for less than full consideration, or rights or convertible securities with respect to our stock.

     In the event of a "change in control" of Dataram (as defined in the 2001
Plan), all options then outstanding under the 2001 Plan will be accelerated and become immediately exercisable in full. The 2001 Plan gives the Committee discretion, in the event of such a change in control transaction, to substitute for shares of Common Stock subject to options outstanding under the 2001 Plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for Common Stock in such transaction, or, if higher, the highest fair market value of Common Stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction. If such a change in control transaction disqualifies an employee's incentive stock options from favorable "incentive stock option" tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, we may, in the Committee's discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

     TAX WITHHOLDING OBLIGATIONS. Recipients who exercise their options under the 2001 Plan are required to pay, or make other satisfactory arrangements to pay, tax withholding obligations arising under applicable law with respect to such options. Such taxes must be paid in cash by a recipient, or, if the Committee permits, a recipient may elect to satisfy all or a part of such tax obligations by requesting that we withhold shares otherwise deliverable upon the exercise of his or her option and/or by tendering shares of Common Stock already owned by such recipient for at least six months. We may also, in accordance with applicable law, deduct any such taxes from amounts that are otherwise due to such a recipient.

     AMENDMENT AND TERMINATION OF THE 2001 PLAN. Our Board of Directors may amend, alter, suspend or terminate the 2001 Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the 2001 Plan that would:

                                     11


      o except in the event of certain changes in our capital (as described above under "Changes in Capital"), increase the number of shares of Common Stock that may be delivered under the 2001 Plan, or that may be subject to options granted to a single recipient in a 12-month period;

      o decrease the minimum option exercise price required by the 2001 Plan;

      o change the class of persons eligible to receive options under the 2001 Plan; or

      o extend the duration of the 2001 Plan or the exercise period of any options granted under the 2001 Plan.

     The Committee may amend outstanding options. However, no such amendment or termination of the 2001 Plan or amendment of outstanding options may materially impair the previously accrued rights of any recipient of an option under the 2001 Plan without his or her written consent.

     The 2001 Plan will terminate on September 11, 2011, unless the 2001 Plan is terminated earlier by our Board of Directors or due to delivery of all shares of Common Stock available under the 2001 Plan; however, any options outstanding when the 2001 Plan terminates will remain outstanding until such option terminates or expires.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to Dataram and recipients of options under the 2001 Plan (who are referred to in this summary as "optionees") in connection with the grant and exercise of options under the 2001 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to "Dataram" and "us" in this summary of tax consequences mean Dataram Corporation or any affiliate of Dataram Corporation that employs an optionee, as the case may be.

     The grant of stock options under the 2001 Plan will not result in taxable income to optionees or an income tax deduction for us. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions for us, depending upon whether the options are "incentive stock options" or non-qualified options.

     The exercise of a non-qualified option generally results in immediate recognition of ordinary income by the optionee and a corresponding tax deduction for us in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate option price. Any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally result in a capital gain or loss to the optionee at the time he or she disposes of such shares.

     In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us at any time unless the optionee disposes of the common stock purchased thereby within two years of the date such incentive stock option was granted or one year of the date of such exercise (known as a "disqualifying disposition"). If these holding period requirements under the Internal Revenue Code are satisfied, and if the optionee has been an employee of us at all times from the date of grant of the incentive stock option to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then such optionee will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the optionee makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount so reported by such optionee. Any additional gain realized by such optionee on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee.

     Under Section 162(m) of the Internal Revenue Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any

                                    12


one of our other four highest paid executive officers who are employed by us on the last day of our taxable year. However, certain "performance-based compensation" the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. We have structured the 2001 Plan with the intention that compensation resulting from options granted under the 2001 Plan will be qualified performance-based compensation and, assuming shareholder approval of the 2001 Plan, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

     Under certain circumstances, accelerated vesting or exercise of options under the 2001 Plan in connection with a "change in control" of Dataram might be deemed an "excess parachute payment" for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                   RATIFICATION OF THE SELECTION OF
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG LLP as the independent certified public accountants to the Company for the fiscal year ending April 30, 2002. The holders of Common Stock are asked to ratify this selection. KPMG LLP has served the Company in this capacity since the Company's incorporation. If the shareholders fail to ratify the Board's selection of KPMG LLP, the Board will reconsider its action in light of the shareholder vote.

     The Company has been advised by KPMG LLP that representatives of that firm are expected to be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from shareholders.

     The following table sets forth the aggregate fees billed to the Company for the fiscal year ended April 30, 2001 by the Company's independent accounting firm, KPMG LLP:

          Audit Fees                              $160,000

          Financial Information Systems
          Design and Implementation Fees                 0

          All Other Fees(a)                        194,000

          Total Fees                              $354,000
____________________________
(a) Includes professional fees in connection with the acquisition of certain assets of Memory Card Technology A/S, statutory audits, tax preparation and tax consulting services.

                     REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended April 30, 2001, with management and the Company's independent public accountants, KPMG, LLP.

     The Audit Committee has discussed with KPMG, LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Certification of Statements on Auditing Standards, AU 380).
                                     13


     The Audit Committee has received the written disclosures and letter from KPMG, LLP required by Independence Standards Board Standard No. 1
("Independence Discussions with Audit Committees"), as amended, and has discussed with KPMG, LLP that firm's independence from the Company.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2001 for filing with the Securities and Exchange Commission.

                              Audit Committee

                          Richard Holzman, Chairman
                          Thomas A. Majewski
                          Bernard L. Riley
                          Roger Cady

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.


                          OTHER MATTERS

     Should any other matter or business be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the proxy holder. The Company does not know of any such other matter or business.


      PROPOSALS OF SECURITY HOLDERS AT 2002 ANNUAL MEETING

     Any shareholder wishing to present a proposal which is intended to be presented at the 2002 Annual Meeting of Shareholders should submit such proposal to the Company at its principal executive offices no later than March 31, 2002. It is suggested that any proposals be sent by certified mail, return receipt requested.


                        BOARD OF DIRECTORS

     The Board of Directors of the Company met seven times during the last fiscal year.

     The Board of Directors has a standing Audit Committee whose members are Richard Holzman, Thomas A. Majewski, Bernard L. Riley and Roger C. Cady. This Committee met once during the last fiscal year.

     The Company's Board of Directors has adopted a written charter for the Audit Committee which is attached as an exhibit to this Proxy Statement. Each member of the Audit Committee is independent under the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers Listing Standards. The principal functions of the Audit Committee are evaluation of work of the auditors, review of the accounting principles used in preparing the annual financial statements and review of internal control procedures.

     The Board of Directors has a standing Compensation and Stock Option Committee whose members are Richard Holzman, Thomas A. Majewski, Roger C. Cady and Bernard L. Riley. This Committee met four times during the past fiscal year. The principal functions of the Compensation and Stock Option Committee are to recommend to the Board of Directors the compensation of directors and the Chief Executive Officer and to establish and administer various compensation plans, including stock option plans.

     The Board of Directors has a standing Nominating Committee whose members are Richard Holzman, Thomas A. Majewski, Roger C. Cady and Bernard L. Riley. This Committee met once during the past fiscal year. The

                                    14


principal function of this Committee is the recommendation to the Board of Directors of new members of the Board of Directors. This Committee will consider nominees for the Board of Directors recommended by shareholders. Shareholders desiring to make such recommendations should write directly to the Committee at the Company's executive offices at P.O. Box.7528, Princeton, New Jersey 08543-7528.

     Directors who are not employees of the Company receive a quarterly payment of $5,000. During fiscal 1998 Mr. Holzman, Mr. Riley and Mr. Majewski each received five year options to purchase 90,000 shares (adjusted for Common Stock splits) of the Common Stock of the Company at $2.81, the fair market value of the Common Stock at the date of grant. Upon his election to the Board in 1996, Mr. Cady received options to purchase 90,000 shares (adjusted for Common Stock splits) of the Common stock of the Company at $2.31 per share, the fair market price at the date of grant. Of all of these options, 25% were first exercisable on the date of grant and 25% more are first exercisable on each succeeding anniversary date until the option is fully exercisable.


                       SECTION 16(a) COMPLIANCE

     The Securities and Exchange Commission requires that the Company report to shareholders the compliance of directors, executive officers and 10% beneficial owners with Section 16(a) of the Securities Exchange Act of 1934, as amended. This provision requires that such persons report on a monthly basis most acquisitions or dispositions of the Company's securities. Based upon information submitted to the Company, all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year except for one executive officer, Mr. Tucker, who sold 5,000 shares and made a filing which was eleven days late and one director, Mr. Cady, who exercised an option for 22,500 shares and made a filing which was eleven days late.


                          MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy, including broker solicitation fees and accountants' and attorneys' fees in connection therewith, will be borne by the Company. The amount is expected to be the amount normally expended for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of regular employees and officers. Solicitation of proxies will be made by mail, but regular employees may solicit proxies by telephone or otherwise.

     Please date, sign and return the accompanying proxy at your earliest convenience. No postage is required for mailing in the United States.

     Financial information concerning the Company is set forth in the Company's 2001 Annual Report to Security Holders, which is enclosed.

     By Order of the Board of Directors

                                                 THOMAS J. BITAR,
                                                        Secretary


                   ANNUAL REPORT ON FORM 10-K

     Upon the written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended April 30, 2001, including the financial statements and schedules and documents incorporated by reference therein but without exhibits thereto, as filed with the Securities and Exchange Commission. The Company will furnish any exhibit to the Annual Report on Form 10-K to any shareholder upon request and upon payment of a fee equal to the Company's reasonable expenses in furnishing such exhibit. All requests for the Annual Report on Form 10-K or its exhibits should be addressed to Vice President - Finance, Dataram Corporation, P.O. Box 7528, Princeton, New Jersey 08543-7528.

                                     15

                                       EXHIBIT A

                 AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I.   PURPOSE

     The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the Securities and Exchange Commission and the public; the Corporation's systems of internal controls regarding finance and accounting; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.


II.   COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A member of the Board of Directors shall be independent if (1) neither the member nor any member of his or her immediate family is now nor has been an employee of the Company in the last three years, (2) the member has not received in excess of $60,000 from the company as compensation for services except for services as a director, (3) no company with which such member is associated as an officer or director has a business relationship with the Company that must be disclosed pursuant to Item 404(b) of Regulation S-K and (4) no executive employee of the company serves as a member of the compensation committee of any company for which the member is employed. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The Members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.


III.   MEETINGS

     The Committee shall meet at least once annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet in person or by telephone with the independent accountants and management quarterly to review the Corporation's proposed quarterly financial reports.

                                     16



                      DATARAM CORPORATION
         P.O. Box 7528, Princeton, New Jersey  08543-7528


PROXY SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes Robert V. Tarantino and Thomas J. Bitar, and each of them, attorneys and proxies for the undersigned, with full power of substitution to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Dataram Corporation (the "Company") to be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey, on Wednesday, September 12, 2001 at 2 o'clock in the afternoon and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as follows upon the following matters, which are described more fully in the accompanying proxy statement:
I authorize and instruct my Proxy to:

1. VOTE FOR____ all nominees for the Company's Board of Directors listed below; except that I WITHHOLD AUTHORITY for the following nominees (if any)


      Richard Holzman____       Robert V. Tarantino____
      Thomas A. Majewski____    Bernard L. Riley____      Roger C. Cady____

    VOTE WITHHELD____  from all nominees.

2.  VOTE FOR____    AGAINST____   ABSTAIN____    approval of the 2001 Stock
Option Plan.

3.  VOTE FOR____    AGAINST____   ABSTAIN____   ratification of the selection
of KPMG LLP to be the independent auditors of the Company for the fiscal year ending April 30, 2002.


            (Continued, and to be signed, on the other side)




(See other side)


4. In their discretion, to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by
                          President or other authorized officer.
                          If a partnership, please sign in
                          partnership name by authorized person.


                          Signature


                          Signature if held jointly

                          Dated                         2001

                          PLEASE MARK, SIGN, DATE AND RETURN THE
                          PROXY CARD PROMPTLY USING THE ENCLOSED
                          ENVELOPE.